Exhibit 10.17

METHANOL PURCHASE AND SALE AGREEMENT AMENDMENT

Amendment 1

This AMENDMENT (this “Amendment”) is made and entered into as of October 9, 2002, by and between METHANEX METHANOL COMPANY, (“MMC”), and Air Products and Chemicals, Inc., (“Air Products”).

R E C I T A L S:

A. MMC and Air Products have heretofore executed the Methanol Purchase and Sale Agreement dated as of August 29, 2002 (the “Contract”).

B. MMC and Air Products desire to amend the Contract to clarify certain provisions of the Contract relating to maximum liability of the parties.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1

Definitions

Unless otherwise defined in this Amendment, each capitalized term used in this Amendment has the meaning given to such term in the Contract.

ARTICLE 2

Amendment

Section 13.6 of Appendix 1 is amended by adding the following phrase before the period ending that Section:

“; provided, however, that the foregoing maximum aggregate liability limitation shall in no event limit the liability of Air Products [*****] this Agreement. For the purposes of this Section 13.6 of Appendix l, “wilful breach” shall include without limitation an intentional breach by a party in order to sell or purchase Methanol elsewhere.”

ARTICLE 3

Miscellaneous

Section 3.1 Arbitration. The terms and provisions of Section 16 of Appendix I of the Contract shall apply to this Amendment.

Section 3.2 Headings. The headings, captions and arrangements used in this Amendment are for convenience only and shall not affect the interpretation of this Amendment.

Section 3.3 Effect of this Amendment. The Contract, as amended by this Amendment, shall remain in full force and effect except that any reference therein to the Contract shall be deemed to mean and refer to the Contract as amended by this Amendment

Section 3.4 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument and a facsimile evidence of execution by any party to the Agreement shall be sufficient proof of execution.

Section 3.5 Governing Law. This Amendment shall be construed in accordance with and governed by the laws of the state of New York, excluding conflicts of laws rules thereof and except that the procedural rules for arbitration set forth in Section 16.2 of Appendix 1 of the Contract shall be applied. Subject to Article 16, the parties hereto irrevocably submit to the jurisdiction of the Courts of the state of New York in respect of any action, suit or proceeding arising or relating to this Amendment

Section 3.6 Severability. To the extent that any term or condition of the Contract is in whole or in part unenforceable or void, that term or condition shall be several from the remaining terms and conditions which shall apply and be enforceable as though the severed term or condition had not been included in the Contract.

IN WITNESS WHEREOF, the undersigned parties hereto have duly executed this Amendment effective as of the dates first above written.

Methanex Methanol Company

By:	/s/ Mr. James Emmerston
Name:	Mr. James Emmerston
Title:	Director

By:	/s/ Randy Milner
Name:	Randy Milner
Title:	Director

Air Products and Chemicals, Inc.

By:	/s/ David J. Taylor
Name:	David J. Taylor
Title:	Vice President

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